Exhibit 5.1

919 THIRD AVENUE NEW YORK NEW YORK 10022-3908

May 21, 2013

NPS Pharmaceuticals, Inc.

550 Hills Drive, 3rd Floor

Bedminster, New Jersey 07921

Attn: Edward Stratemeier

Senior Vice President, Legal Affairs,

General Counsel and Corporate Secretary

Re: Public Offering of Common Stock Registered on Form S-3

Ladies and Gentlemen:

We have acted as counsel to NPS Pharmaceuticals, Inc. (the “Company”) in connection with its sale of up to 6,000,000 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-176006 ) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus dated August 3, 2011 (the “Base Prospectus”), and the prospectus supplement dated May 21, 2013 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b) under the Act (the Base Prospectus and the Prospectus Supplement are referred to collectively herein as the “Prospectus”).

All of the Shares are to be sold by the Company as described in the Registration Statement and the Prospectus. We understand that the Shares are to be sold by the Company pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) in the form presented to us.

We have examined originals or copies, certified or otherwise, of such other documents, evidence of corporate action and instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including (i) the corporate and organizational documents of the Company, including the certificate of incorporation of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance and sale of the Shares, including resolutions by the Board of Directors of the Company (the “Board”) and the Pricing Committee of the Board , (iii) the Registration Statement and the exhibits thereto, (iv) the Underwriting Agreement, and (v) the Prospectus.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon (i) statements and representations of officers and other representatives of the Company and others, (ii) information contained in a certificate obtained from the Secretary of State of the State of Delaware and (iii) factual information we have obtained from such other sources as we have deemed reasonable.

Based upon and subject to the qualifications, assumptions and limitations set forth herein, it  is our opinion that the Shares, when issued and sold by the Company, after payment therefore in the manner provided in the Registration Statement and the Prospectus, will be legally issued, fully paid and nonassessable.

CHICAGO LOS ANGELES NEW YORK WASHINGTON, DC	WWW.JENNER.COM

Our opinion expressed above is based exclusively on the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

Our advice on any legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

This opinion is given on the basis of the statutory laws and judicial decisions in effect, and the facts existing, as of the date hereof. We have not undertaken any obligation to advise you of changes in matters of fact or law which may occur after the date hereof.

We hereby consent to the use of our name in the Prospectus and to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws identified above be changed by legislative action, judicial decision or otherwise. This opinion is furnished to you in connection with the offering of the Shares, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

/s/ Jenner & Block LLP
Jenner & Block LLP